CUSIP No. 01609W102	13G	Page 10 of 11 pages

Exhibit 99.1

JOINT FILING AGREEMENT

SoftBank Group Corp., a Japanese corporation, Skywalk Finance GK, a Japanese corporation, and West Raptor Holdings, LLC, a Delaware limited liability company, each hereby agrees, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, that the Schedule 13G filed herewith, and any amendments thereto, relating to ordinary shares of Alibaba Group Holding Limited is, and will be, jointly filed on behalf of each such person and further agrees that this joint filing agreement be included as an exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this joint filing agreement as of the date set forth below.

Dated: February 21, 2020

SOFTBANK GROUP CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Chairman & CEO

Skywalk Finance GK

By:	/s/ Norikazu Oba
Name:	Norikazu Oba
Title:	Executer

WEST RAPTOR HOLDINGS, LLC

By:	/s/ Stephen Lam
Name:	Stephen Lam
Title:	Director